EXHIBIT 16.1

MADSEN & ASSOCIATES CPA’S, INC.
684 EAST VINE STREET #3
MURRAY, UT 84107

May 7, 2010

United States Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:     Envision Solar International, Inc. (formerly Casita Enterprises Inc.)

Dear Sirs/Madams:

The undersigned Madsen & Associates CPA’s, Inc. previously acted as independent accountants to audit the financial statements of Envision Solar International, Inc. (formerly Casita Enterprises Inc.) (the Company). We are no longer acting as independent accountants to the Company.

This letter will confirm that we have read Envision Solar International, Inc. (formerly Casita Enterprises Inc.) statements included under Item 4.01 of its Form 8-K dated on or about May 7, 2010, and we agree with such statements as they relate to us.

We hereby consent to the filing of this letter as an exhibit to the foregoing report on Form 8-K.

Very truly,

/s/ Madsen & Associates CPA’s, Inc.

Madsen & Associates CPA’s, Inc.